KPMG LLP (KPMG) was previously the principal accountants for Madison Harbor Balanced Strategies,
Inc. (the Registrant). On November 26, 2008, KPMG notified the Registrant that it resigned because
KPMG is not independent with respect to the Registrants new investment adviser, Aviva Investors
North America, Inc, appointed on November 25, 2008.
During the two fiscal years ended March 31, 2008 and the subsequent interim period through November 26, 2008, there were no (i) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements, or (ii) reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, except that KPMG advised the Registrant of the following material weakness in internal control:
In February 2008, following the departure of its Chief Financial Officer, the Registrant contracted with a service provider for oversight of the financial reporting process. The service provider was not staffed with personnel having adequate technical accounting knowledge and financial reporting experience. This control deficiency resulted in material modifications to the disclosures in the consolidated financial statements of the Registrant for the year ended March 31, 2008.

The audit reports of KPMG on the consolidated financial statements of the Registrant as of and for the years ended March 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The Registrants audit committee is in the process of selecting a new independent auditor.

The Registrant provided KPMG with a copy of these disclosures and has requested KPMG to furnish the Registrant with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Registrant and, if not, stating the respects in which it does not agree. A copy of such letter from KPMG is filed as an exhibit to this Form N-SAR.